Ex 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-259730 and 333-267050 on Form S-8 of our report dated March 1, 2023, relating to the financial statements of Enovix Corporation and the effectiveness of Enovix Corporation’s internal control over financial reporting appearing in this Annual Report on Form 10-K for the year ended January 1, 2023.

/s/ Deloitte & Touche LLP

San Francisco, California
March 1, 2023